Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - FEBRUARY 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (19,992.159 units) at January 31, 2002           $ 19,293,193
Additions of 1,118.036 units on February 28, 2002                   1,058,781
Redemptions of (0) units on February 28, 2002                               0
Offering Costs                                                        (14,244)
Net Income (Loss) - February 2002                                    (346,441)
                                                                 ------------

Net Asset Value (21,110.195 units) at February 28, 2002          $ 19,991,289
                                                                 ============

Net Asset Value per Unit at February 28, 2002                    $     947.00
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   (141,776)
    Change in unrealized                                             (209,706)

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                               32,921
  Interest income                                                      24,369
                                                                 ------------

                                                                     (294,192)
                                                                 ------------

Expenses:
  Brokerage fee                                                        49,779
  Performance fee                                                           0
  Operating expenses                                                    2,470
                                                                 ------------

                                                                       52,249
                                                                 ------------

Net Income (Loss) - February 2002                                $   (346,441)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on February 28, 2002                    $    947.00

Net Asset Value per Unit on January 31, 2002                     $    965.04

Unit Value Monthly Gain (Loss) %                                       (1.87)%

Fund 2002 calendar YTD Gain (Loss) %                                   (2.74)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor:

The Volatility Continues...

The high market volatility we saw in January continued into February, as the inauspicious beginning to 2002 continued. Further Enron revelations radiated concern about the accounting practices of other large companies like Tyco, Global Crossing and K-Mart. While this weighed heavily on the equity markets earlier in the month, sentiment reversed abruptly later in the month as investors and consumers were encouraged by positive economic news. Home sales reached record levels, while home prices rose 10.2% from a year ago, the biggest increase since July 1987. Manufacturing increased for the first time in 18 months, and robust consumer spending numbers were also reported.

This inspired an upswing in investor confidence, which was confirmed by reports of a positive money flow back into mutual funds following a stagnant 2001. However, the NASDAQ and S&P 500 remained negative for 2002, with only the Dow slightly positive.

Investor interest in the Alternative Investment sector continues to grow, with $540 billion reported under management at the end of 2001, an increase of 15% for the year.

Campbell & Company's performance was negative in February, with losses in energy, stock indices and long-term interest rates partially offset by gains in short-term interest rates.

As always, please do not hesitate to call if we can be of service.



Bruce Cleland
President/CEO